SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 25, 2007

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (908) 443-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dendrite Management Incentive Plan - 2007

On January 25, 2007, the Compensation Committee of the Board of Directors of Dendrite International, Inc. (the “Company”) approved the Dendrite Management Incentive Plan (the "Plan") for 2007. Under the Plan, based on and subject to achieving pre-established Company and business unit financial objectives and individual strategic objectives, cash incentive awards would be made to employees in certain position levels including executive officers of the Company.

The cash incentive awards are based upon a particular target bonus, the achievement of which is determined based upon a combination of the following performance components: Company financial performance, business unit financial performance and individual strategic objectives performance. In determining the percentage of target bonus earned by the employee, these components are weighted differently based upon the level and business function of the employee. The percentage of the bonus attributable to the achievement of individual strategic objectives is determined and paid semi-annually. The percentage of the bonus attributable to the achievement of Company and business unit financial objectives is determined and paid annually.

For the portion of target bonus attributable to each performance component, the target bonus will be earned if the objectives are met. For performance below the objectives, the employee may earn a portion of the target bonus at certain thresholds. For performance exceeding the objectives, payments in excess of the target bonus may also be earned, but in no event shall the employee receive greater than 150% of the target bonus attributable to Company and business unit performance and 125% of the target bonus attributable to individual strategic objectives.  For fiscal 2007, the Company financial performance criteria under the Plan relate to achievement against revenue and EBITDA and the business unit financial performance criteria under the Plan relate to achievements against revenue and operating profit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated:	January 31, 2007	By:	/s/ CHRISTINE A. PELLIZZARI
		Name:	Christine A. Pellizzari
		Title:	Senior Vice President, General Counsel and Secretary